Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Award Plan and 2003 Employee Stock Purchase Plan of Questcor Pharmaceuticals, Inc. of our report dated February 18, 2005 (except for Note 17 as to which the date is March 29, 2005, and which is not presented therein) with respect to the 2004 and 2003 consolidated financial statements and schedule of Questcor Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
                                                                                                       /s/ Ernst & Young LLP
Palo Alto, California
June 8, 2006